                                                      Filed Pursuant to Rule 433
                                          Registration Statement No.: 333-113030

            FREE WRITING PROSPECTUS DATED DECEMBER 15, 2005

                            9,400,000 ORDINARY SHARES
                            SCOTTISH RE GROUP LIMITED

         This Free Writing Prospectus relates only to the securities described above and should only be read together with the preliminary prospectus supplement, dated December 12, 2005, and the accompanying prospectus, dated
March 2, 2004, relating to these securities.

ISSUER: Scottish Re Group Limited

SYMBOL: SCT (NYSE)

PRICE TO PUBLIC: $24.00 per ordinary share

ORDINARY SHARES OFFERED BY THE COMPANY: 6,250,000 ordinary shares

ORDINARY SHARES OFFERED BY AFFILIATES OF THE JOINT BOOK-RUNNING MANAGERS:
     3,150,000 ordinary shares

NET PROCEEDS TO THE COMPANY, BEFORE EXPENSES: $129,059,209, or $161,291,809 if
     the underwriters exercise their option to purchase additional ordinary shares in full (after underwriting discounts and commissions and payment of premium and other amounts pursuant to the forward sale agreements). Amounts do not include proceeds to the Company upon settlement of the forward sale agreements.

OVER-ALLOTMENT OPTION: up to 1,410,000 ordinary shares, all to be offered by the
     Company

USE OF PROCEEDS: We intend to use the net proceeds from the sale of our ordinary shares, and from future settlement of the forward sale agreements, for general corporate purposes, which may include investments in or advances to subsidiaries, possible acquisitions, working capital and other corporate purposes. We will also use the net proceeds from the sale of the ordinary shares offered by the Company to pay forward premiums with respect to the forward sale agreements and an amount equal to the underwriting discounts that would be payable with respect to the maximum number of shares underlying the forward sale agreements.

TERMS OF FORWARD SALE AGREEMENTS ENTERED INTO CONCURRENTLY WITH THE OFFERING:

     MAXIMUM NUMBER OF SHARES UNDERLYING THE FORWARD SALE AGREEMENTS:
     6,578,948 ordinary shares

     FLOOR PRICE: $22.80

     CAP PRICE: $28.80

TRADE DATE: December 15, 2005

The issuer has filed a registration statement (including a prospectus) with the
SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more

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complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.
Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-524-4462.